<DOCUMENT>
<TYPE>EX-2.1
<SEQUENCE>4
<FILENAME>numedconfirmedplan
<TEXT>

UNITED STATES BANKRUPTCY COURT
MIDDLE DISTRICT OF FLORIDA
TAMPA DIVISION

IN RE:                                                                                 Chapter 11

NuMED Home Health Care, Inc.                                         Case No. 00-16984-8G1
Countryside Health Services, Inc.                                         Case No. 00-16985-8G1
Silver Moves, Inc.                                                                Case No. 00-16986-8G1
Parke Home Healthcare, Inc.                                               Case No. 00-16987-8G1
Whole Person Home Health Care of Ohio, Inc.                    Case No. 00-16988-8G1
Whole Person Home Health Care of Florida, Inc.                 Case No. 00-16989-8G1
NuMED Rehabilitation, Inc.                                                 Case No 00-16990-8G1
Whole Person Home Health Care, Inc. (PA)                        Case No. 0016991-8G1
Pennsylvania Medical Concepts, Inc.                                    Case No. 00-16992-8G1

Debtors.
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ORDER CONFIRMING DEBTORS' THIRD AMENDED JOINT
PLAN OF REORGANIZATION

    These jointly administered Chapter 11 cases came before the Court for confirmation on June 28, 2001 at 2:00 p.m. ("Confirmation Hearing")1 upon the Second Amended Joint Plan of Reorganization (The "Second Amended Plan") filed by the Debtors, NuMED Home Health Care, Inc., Countryside Health Services, Inc., Silver Moves, Inc., d/b/a/ Florida Nursing Services, NuMED Rehabilitation, Inc., Whole Person Home Health Care of Florida, Inc., d/b/a Total Professional Health Care, Whole Person Home Health care of Ohio, Inc., Whole Person Home Health Care, Inc., a Pennsylvania corporation, Pennsylvania Medical Concepts, Inc, and Parke Home Health Care, Inc. (collectively the "Debtors") and the Objections to Confirmation of the Second Amended Plan filed by the United States of America, Depart of Justice, Tax Division ("IRS"), the United States Trust6ee, Heller Healthcare Finance, Inc. ("Heller"), the Commonwealth of Pennsylvania, Department of Labor and Industry, Bureau of Employer Tax Operations ("Pennsylvania Dept of Labor") and the Commonwealth of Pennsylvania
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1 Unless otherwise defined in this Order, capitalized or defined terms used in this Order shall have the same meaning as defined in the Third Amended Plan, or if not defined in the Third Amended Plan, in the Bankruptcy Code or Bankruptcy Rules.

    Department of Revenue (Pennsylvania Dept. of Revenue"). Appearing at the Confirmation Hearing were Richard J. McIntyre and Dawn Carapella on behalf of the Debtors, Mortan A. Faller on behalf of Heller, David S. Jennis and Chad S. Bowen on behalf of PostModern Medical Systems, Inc. ("PMMS"), Carol Ide and Marika Lancaster on behalf of the IRS, Patricia Willing on behalf of the United States of America, Department of Health & Human Services and Healthcare Finance Administration, n/k/a. Centers for Medicare and Medicaid Services ("HCFA"), and Cynthia Burnette on behalf of the United States Trustee.

    At the Confirmation Hearing, the Court was advised that the Pennsylvania Dept. of Labor and the Pennsylvania Dept. of Revenue had withdrawn their Objections to Confirmation based upon the Debtors' consent to certain modifications to the Second Amended Plan to be incorporated in a Third Amended Joint Plan of Reorganization filed under Chapter 11 of the United States Bankruptcy Code ("Third Amended Plan"). Further, the Court was advised that Heller had withdrawn its Objection to Confirmation based on the modifications to the Second Amended Plan that were set forth in the proposed Third Amended Plan, a copy of which was presented to the Court and all parties appearing at the Confirmation Hearing. After considering the proposed Third Amended Plan and hearing argument of counsel, the Confirmation Hearing was recessed. Upon continuing in session, the Court was advised that the parties had stipulated to certain matters which were read into the record in open court. Based upon the stipulation of the parties, the Court found that the proposed Third Amended Plan satisfied all of the requirements for confirmation under Sections 1129(a) and 1129(b) (to the extent applicable) of the Bankruptcy Code except with respect to certain issues described in this Court's Order on Confirmation Hearing dated July 13, 2001. Based on these findings, the Court continued the Confirmation Hearing until July 18, 2001, at 3:00 p.m. ("Continued Confirmation Hearing").

    At the Continued Confirmation Hearing, all parties that appeared at the Confirmation Hearing appeared and were represented by the same counsel except for HCFA, what was represented by Leslie Connery at the Continued Confirmation Hearing, who appeared telephonically. At the Continued Confirmation Hearing, the Debtors filed their Third Amended Plan dated July 18, 2001.

    The Third Amended Plan contains certain modifications (the "Plan Modifications") to the Second Amended Plan filed in these cases and supercedes the Second Amended Plan in its entirety. The Court, having reviewed the Third Amended Plan and the Debtors' Disclosure Statement previously approved by the Court; having considered the evidence proffered without objection or presented a the Confirmation Hearing and Continued Confirmation Hearing; having heard the statements and arguments of counsel regarding the Second Amended Plan, Plan Modifications, the Third Amended Plan, and the Disclosure Statement and Amended Disclosure Statem6tn and Supplements thereto (the "Disclosure Statements"), and for the reasons stated orally and recorded in open Court makes the following findings of fact and conclusions of law:

1. This Court has jurisdiction over the Cases pursuant to 28 U.S.C. ss1334(a), and this Court has the power to hear this confirmation proceeding as a core proceeding and to confirm the Third Amended Plan pursuant to 28 U.S. C. ss157(b)(L). The Debtors were and are qualified to be debtors under Section 109 of the Bankruptcy Code. NuMED is a Nevada corporation and the principal place of business of NuMED is 5025 W. Lemon St., Tampa, FL 33609. Accordingly, pursuant to 28 U.S.C. ss1408, venue properly lies in the Middle District of Florida, Tampa Division.

2. On June 8, 2001, the Debtors timely and properly caused to be served on all Creditors, Equity Security holders and other parties in interest in the Cases, in accordance with Bankruptcy Rule 3017, copies of each of the following (collectively, the "Plan Solicitation Package"):

a. the Second Amended Plan;

b. the Amended Disclosure Statement

c. Notice of filing Exhibit B to Amended Disclosure Statement

d. Supplement to the Amended Disclosure Statement

e. this Court's Order Conditionally Approving Disclosure Statement and Amended Order Directing Debtors to File Plan of Reorganization, Fixing Time to File Objections to Disclosure Statement, Fixing Time to File Proofs of Claim and Proofs of Interest and Applications for Administrative Expenses, Setting Hearing on Disclosure Statement and Confirmation of the Plan, and Setting Deadlines with Respect to Confirmation Hearing (the "Approval Order");

f. a ballot substantially conforming to the form of ballot approved by the Court in the Approval Order.

3. At the Continued Confirmation Hearing, the Debtors announced further modifications to the Third Amended Plan as follows:

a. Section 1.2.19 of the Third Amended Plan shall be modified to include the following sentence "PMMS shall provide the Debtors, the IRS, HCFA and Heller with no less than two (2) business days notice of the date set for the Closing."

b. The words "at the Closing" shall be inserted between the words "transfer" and "the sum" in the first sentence of Section 9.1 of the Third Amended Plan.

c. The sentence, "PMMS, the Debtors, the IRS and Heller shall each have a duty of good faith and cooperation to expedite the Closing to occur as soon as practical after the eleventh business day after the Confirmation Date" shall be inserted at the end of Section 9.1 of the Third Amended Plan.

d. Section 9.3.1 of the Third Amended Plan shall be modified to provided that "the Plan Funds will be allocated to the various Debtors in accordance with the respective values of each Debtor as of June 26, 2001, as set forth in the letter from Marshall and Stevens admitted into evidence as Debtors' Exhibit "4".

e. Section 2.2.6.2 of the Third Amended Plan shall be modified to provide that the payments or the IRS allowed Class 6A claims against each of the Reorganized Debtors as provided under the Third Amended Plan shall commence on the fifteenth (15th) day of the third calendar month after the Effective Date.

f. All references to "Final Order," "Order" or "order" contained in the Plan shall have the same meaning as "Final Order" as that term in defined in Section 1.2.42 of the Third Amended Plan.

g. The following sentence shall be added to section 10.10 of the Third Amended Plan:

None of the parties identified in the Cash Collateral Orders or DIP Financing Orders shall have or incur any liability to any person or entity for any act or omission made in good faith in connection with or related to the administration of or performance under the Cash Collateral Orders or DIP Financing Orders except for the continuing obligations to properly account for the receipt and application of all funds paid to or received by any such parties in connection with the Cash Collateral Orders or DIP Financing Orders.

h. The reference to "$100,00" contained in the first sentence of Section 6.1 of the Plan shall be changed to "$100,000."

i. The following sentence shall be added to Section 4.1.1 of the Third Amended Plan:

The Debtors shall file a list of all executory contracts and leases to be assumed within 10 business days of the Confirmation Date. The Debtors shall file and serve motions to assume such executory contracts within 30 days of the Confirmation Date.

j. The sentence "Any objection to the assumption of any executory contract or unexpired lease as provided in Section 4.1.1, above shall be filed by the earlier of (a) 20 days from the service of the motion to assume such executory contract; or (b) 50 days from the Confirmation Date" shall be added to the end of Section 4.1.3 of the Third Amended Plan.

k. A new section 7.1.6 shall be added to the Third Amended Plan and will provide as follows:

7.1.6 (506(b) motions.

The time within which Heller, the IRS and/or PMMS may make any motion for the allowance of interest, reasonable fees, costs or charges pursuant to Section 506(b) of the Bankruptcy Code shall be extended through 10 business days following the entry of a Final Order in the IRS adversary proceeding.

l. The last sentence of Section 6.5.1 of the Third Amended Plan shall be replaced in its entirety with the following:

The Internal Revenue Service, Heller, PMMS, and any other party claiming a lien or interest in any Causes of Action available to the Debtors as described in and provided under the terms of this Third Amended Plan shall retain such lien or interest, if any upon the Net Recoveries of Causes of Action, to the same extent, validity, and priority as any such lien or interest existed as of the Petition Date except as modified by the Cash Collateral Orders or DIP Financing Orders.

4. The IRS, HCFA, Heller and the United States Trustee filed the only Objections to confirmation of the Second Amended Plan (the "Remaining Objections") that were not withdrawn prior to the Confirmation Hearing. The Remaining Objections were either withdrawn at the Confirmation Hearing and/or the Continued Confirmation Hearing or are hereby overruled.

5. The Third Amended Plan and the Debtors have complied with applicable provisions of the Bankruptcy Code in accordance with Sections 1129(a)(1) and 1129(a)(2) of the Bankruptcy Code, including Sections 1125 and 1126 of the Bankruptcy Code and Bankruptcy Rules 3017, 3018 and 3019.

6. The Disclosure Statement and the procedures by which ballots for acceptance or rejection of the Second Amended Plan and Third Amended Plan were solicited and tabulated were reasonable, adequate, fair, and properly conducted in accordance with Sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017, 2002(a)(1) and 3018 and the Approval Order. In that regard, the Debtors, and PMMS, as purchaser and funder under the Third Amended Plan, their respective agents and professionals (acting in such capacity) have acted in "good faith" within the meaning of Sections 1125(e) and 1129(a)(3) of the Bankruptcy Code.

7. The Debtors, as proponents of the Third Amended Plan, have complied with all applicable provisions of the Bankruptcy Code and have proposed the Third Amended Plan in good faith and not by any means forbidden by law, in accordance with Sections 1129(a)(2) and 1129(a)(3) of the Bankruptcy Code, respectively.

8. All payments made or promised by the Debtors under the Third Amended Plan for services or for costs and expenses in connection with the Third Amended Plan and incident to the Cases have been approved by the Court as reasonable or, if to be fixed and paid after confirmation of the Third Amended Plan, will be subject to the approval of the Court, in accordance with Section 1129(a)(4) of the Bankruptcy Code.

9. The identify and affiliations of the Persons who will be officers and directors of the Reorganized Debtors after the Effective Date have been disclosed in the Disclosure Statement, at the Confirmation Hearings, or otherwise, and the appointment of such persons to such offices or directorships or their continuance in such positions in consistent with the interest of the Creditors and equity security holders and with public policy, in accordance with Section 1129(a)(5)(A) of the Bankruptcy Code.

10. The identity of all insiders who will be employed and retained by the Reorganized Debtors after the Effective Date and the nature of their compensation have been adequately disclosed in accordance with Section 1129(a)(5)(B) of the Bankruptcy Code.

11. The Third Amended Plan includes no rate changes over which any governmental regulatory commission has jurisdiction, and thus Section 1129(a)(6) does not apply in these Cases.

12. With respect to each impaired Class of Claims or Equity Interests, each holder of a Claim or Equity Interest in such Class will receive or retain under the Third Amended Plan property of a value that, as of the Effective Date of the Third Amended Plan, is not less than the amount that such holder would or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date, in accordance with Section 1129(a)(7) of the Bankruptcy Code as illustrated by the Liquidation Analysis presented at the Continued Confirmation Hearing.

13. The Third Amended Plan properly treats all Classes of Claims and Equity Interests under the Third Amended Plan in accordance with Sections 1129(a)(8), 1129(a)(9) and, where necessary, 1129(b) of the Bankruptcy Code as follows:

a. Class 1 of the Third Amended Plan in unimpaired and thus is deemed to have accepted the Third Amended Plan pursuant to Section 1126(f) of the Bankruptcy Code and the treatment of claims in Class 1 complies with the requirements of Section 1129(a)(9)(B) of the Bankruptcy Code.

b. Class 2 was intentionally omitted from the Third Amended Plan.

c. The treatment of Class 3 of the Third Amended Plan complies with Sections 507(a)(3) and 1129(a)(9)(B) of the Bankruptcy Code.

d. The treatment of Classes 4(A) through 4(I) of the Third Amended Plan complies with the requirements of Section 1129(a)(7)(B) of the Bankruptcy Code and Classes 4(A) through 4(I) have accepted the Third Amended Plan.

e. The treatment of Classes (5(J)(I) through 5(J)(9) of the Third Amended Plan complies with the requirements of Sections 1129(a)(7)(B) of the Bankruptcy Code.

f. The treatment of Classes 6(A) through 6(C) of the Third Amended Plan complies with the requirements of Section 507(a)(8) of the Bankruptcy Code, Section 1129(a)(9)(B) and Section 1129(a)(9)(C), as applicable, of the Bankruptcy Code.

g. Class 7 of the Third Amended Plan, which is impaired, has consented to the treatment proposed in the Third Amended Plan by means of the HCFA Agreement.

h. The treatment of Class 8(A) through 8(I) of the Third Amended Plan complies with Section 1129(a)(7)(A)(iii) of the Bankruptcy Code. Class 8A and Classes 8(C) through 8(I) have accepted the Third Amended Plan.

i. Class 9 of the Third Amended Plan has accepted the Third Amended Plan.

j. The treatment of Class 10 of the Third Amended Plan complies with Section 1129(a)(7)(A)(iii) of the Bankruptcy Code.

k. Class 11 of the Third Amended Plan is the Debtor in Possession Lender. Class 11 has voted to accept the Third Amended Plan.

14. The Third Amended Plan has been accepted by at least one Class of Creditors with respect to each Debtor (i.e., Classes 4A through 4I) that is impaired under the Third Amended Plan, determined without including any acceptances by any insider, in accordance with Section 1129(a)(10) of the Bankruptcy Code.

15. The Debtors and PMMS have provided satisfactory evidence of their ability to make all payments required pursuant to the Third Amended Plan, and confirmation of the Third Amended Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or the Reorganized Debtors, in accordance with Section 1129(a)(11) of the Bankruptcy Code.

16. The Third Amended Plan provides for the payment of all fees payable under 28 U.S.C. ss1930 as of the Effective Date, or upon determination of any amount of disputed fees, in accordance with Section 1129(a)(12) of the Bankruptcy Code.

17. The Debtors have no retiree benefit plans subject to Section 1114 of the Bankruptcy Code and, therefore, Section 1129(a)(13) of the Bankruptcy Code does not apply to the Cases.

18. In accordance with the HCFA Agreement and Article IV of the Third Amended Plan, the Debtors shall assume certain executory contracts including the Debtors' Provider Agreements, certain leases of real property, and the Debtors' existing contracts to perform services to customers and certain contracts with vendors, consultants and therapists as of the Confirmation date (the "Assumed Contracts").

19. None of the Plan Modifications contained in the Third Amended Plan adversely change the treatment of any Creditor of, or any Equity security holder in, the Debtors, and each of such Plan Modifications is authorized by Section 1127 of and of the Bankruptcy Code and Bankruptcy Rules 3019. Accordingly, pursuant to Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, all holders of Claims and Equity Interested that have accepted or are deemed to have accepted the Second Amended Plan are conclusively presumed to have accepted the Third Amended Plan.

20. The Debtors, PMMS, their transmittal of the Plan Solicitation Packages, their solicitation of acceptances of the Plan, Second Amended Plan and the Third Amended Plan, the provisions for the issuance and distribution of the New Stock pursuant to the Third Amended Plan are not and will not be governed by or subject to any otherwise applicable law, rule or regulation governing the solicitation or acceptance of a plan of reorganization or the offer, issuance, sale or purchase of securities. Accordingly, the Debtors, PMMS and their respective directors, officers, employees, agents and professionals (acting in such capacity) are entitled to the protection of Section 1125(e) of the Bankruptcy Code.

21. Pursuant to Section 1125(e) of the Bankruptcy Code, the Debtor's transmittal of the Plan Solicitation Packages, the Debtors' and PMMS' solicitation of acceptances of the Third Amended Plan and the issuance and distribution of the New Stock, any documents or instruments necessary to implement the Third Amended Plan, and any other security or instrument issued pursuant to the Third Amended Plan are not and will not be governed by or subject to any otherwise applicable law, rule or regulation governing the solicitation of, acceptance or rejection of a plan or reorganization or the offer, issuance, sale or purchase of the securities.

22. Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of the New Stock; the creation, transfer, filing or recording or any mortgage, deed of trust or other security interest; the making, assignment, filing or recording of any lease or sublease; or the making, delivery filing or recording of any deed or other instrument of transfer under, in furtherance of or in connection with the Third Amended Plan, including any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any transactions consummated pursuant to the Third Amended Plan or any other similar action to be taken pursuant to the Third Amended Plan by the Debtors, neither the Reorganized Debtors nor PMMS shall be subject to any document recording tax, stamp tax, conveyance, filing or transfer fee, intangibles or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall be, and here are, directed to forego the collection of any such fee, tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such fee, tax or governmental assessment.

23. The consideration paid by the Reorganized Debtors and/or PMMS in connection with purchasing or obtaining the Assets of the Liquidating Debtors pursuant to the Third Amended Plan, including the obligations described in the HCFA Agreement, constitutes reasonable equivalent value and fair and adequate consideration with respect to such Assets and is, therefore, made in good faith and entitled to the protections of Section 365(m) of the Bankruptcy Code. The transfers of Assets of the Liquidating Debtors to PMMS or the Reorganized Debtors contemplated or effected pursuant to the Third Amended Plan do not constitute fraudulent transfers, fraudulent conveyances or otherwise constitute a fraud on creditors or other parties under any state or federal law, rule or statute.

24. The Debtors have disclosed all material facts regarding the amendment of the Reorganized Debtors' charter and by-laws, the selection of the Reorganized Debtors' directors and officers, the distribution of cash, the issuance and distribution of the New Stock of the Reorganized Debtors, and the adoption, execution and delivery of all contracts, leases, instruments, releases, guaranties and other agreements related to the foregoing; the adoption, execution and implementation of the matters involved in the Third Amended Plan involving corporation action to be taken or required of the Reorganized Debtors.

25. Pursuant to Section 1142 of the Bankruptcy Code and Chapter 6076, Florida Statues and any comparable provision of the business corporation laws of any other state (collectively, the "Reorganization Effectuation Statutes"), as applicable, no action of the directors or stockholders of the Reorganized Debtor will be required to (1) enter into, execute and deliver, adopt or amend, as the case may be, any of the contracts, leases, instruments, releases, guaranties and other agreements or documents and plans to be entered into, executed and delivered, adopted or ame4nded in connection with the Third Amended Plan, and following the Effective Date, each of such contracts, leases, instruments, releases, guaranties and other agreements will be a legal, valid and binding obligation of eh Reorganized Debtor, enforceable against the Reorganized Debtor in accordance with their respective terms subject only to bankruptcy, insolvency and other similar laws affecting creditors' rights generally, and subject also to general equitable principles; or (2) authorize the Reorganized Debtor to engage in any of the activities set forth in this paragraph or otherwise contemplated by the Third Amended Plan, and such activities shall be, and here are, (a) authorized and approved in all respects and (b) deemed to have occurred and be effective as provided in the Third Amended Plan.

ACCORDINGLY, IT IS HEREBY ORDERED AS FOLLOWS:

26. The Third Amended Plan, including the Plan Modifications, is hereby confirmed in its entirety; provided however, that if there is any direct conflict between the terms of the Third Amended Plan and of this Confirmation Order, this Confirmation Order shall control. All objections and responses to, and statements and comments regarding the Third Amended Plan not withdrawn of record shall be, and are, expressly overruled.

27. The Debtors' Motion for Cramdown of the Third Amended Plan with respect to the Class 8B Unsecured Creditors of Countryside Health Services, Inc be and hereby is Granted.

28. The United States Trustee's Motion to Dismiss or Convert be and hereby is Denied.

29. The Debtors' authority to use Cash Collateral pursuant to the Cash Collateral Order is hereby extended and the Cash Collateral Order shall remain in full force and effect through the earlier of 9a) the Effective Date; or (b) 30 days from the date of this Order.

30. The rights and obligations of the Debtors and PMMS under the DIP Financing Order is hereby extended and the DIP Financing Order shall remain in full force and effect through the earlier of (a) the Effective Date; or (b) 30 days from the date of this Order.

31. The HCFA Agreement is hereby approved. By separate Order the Court will authorize the assumption and assignment of the Liquidating Debtors' Provider Agreements as provided in the HCFA Agreement.

32. All executory contracts assumed pursuant to Article IV of the Third Amended Plan, as modified by this Order, including the Debtors' Medicare Provider Agreements as provided in the HCFA Agreement, ("Assumed Contracts"), shall be deemed to be assumed as of the Confirmation Date, and each party to any such Assumed Contract is (1) bound by the terms of the Contract, and (2) may not assert any default of the Debtors under the Contract alleged to have occurred prior to the Confirmation Date, either affirmatively or by way of defense, counterclaims, setoff, or otherwise in any legal proceeding involving any such party and the Debtors or the Reorganized Debtor; provided, however, that if the Third Amended Plan does not become effective in accordance with the terms thereof, then the Debtors' assumption of the Assumed contracts shall be null and void. Any other Contracts that the Debtors sought to assume pursuant to the Third Amended Plan shall be treated in accordance with the Third Amended Plan.

33. All executory Contracts to be rejected as provided in Section 4.2 of the Third Amended Plan are deemed rejected as of the Confirmation Date (the "Rejected Contracts"); provided, however, that if the Third Amended Plan does not become effective in accordance with the terms thereof, then the Debtors' rejection of the Rejected Contracts shall be null and void.

34. The Debtors are authorized and directed to consummate all transaction required under the Third Amended Plan to carry out the Third Amended Plan, and to take such actions, including finalization, execution and delivery of all documents which are in compliance with the Third Amended Plan, as may be necessary to satisfy the conditions precedent to the Effective Date of the Third Amended Plan and to consummate the Third Amended Plan.

35. The Reorganized Debtors, on behalf of themselves and the Liquidating Debtors, their respective officers, directors, agents, representatives, attorneys, are hereby authorized and empowere3d to cause to be field with the appropriate officials of any government agencies and any and all certificates, agreements, amendments to articles of incorporation or bylaws consistent with and necessary or appropriate to implement any transaction provided in the Third Amended Plan and to amend and restate any Debtors' articles of incorporation and bylaws and take all other such actions, filings, or cause recordings to be made as may be required under applicable law. This Order constitutes all authority, if any, required by the general corporation laws of the states of Florida, Nevada, Ohio and Pennsylvania, as may be applicable, and all other applicable business corporations, trusts, and other laws with respect tot he implementation and consummation of the Third Amended Plan and the transactions contemplated therein or in this Confirmation Order.

36. This Confirmation Order shall have the effect set forth in Section 1141 of the Bankruptcy Code, and upon the Effective Date of the Third Amended Plan, all of the Reorganized Debtors' Assets shall be free and clear of, and release4d from, all liens, security interests, Claims and encumbrances, except as expressly set forth in the Third Amended Plan.

37. All of the Assets of the Liquidating Debtors shall be conveyed, transferred and assigned to the Reorganized Debtors as provided in the Third Amended Plan, and all assets and property of the Reorganized Debtors shall revest in such Reorganized Debtors, free and clear of, and released from, all liens, claims security interests, and encumbrances of any creditory or equity security holders, except as expressly set forth in the Third Amended Plan.

38. Effective as of the Effective Date, this Confirmation Order discharges the Reorganized Debtors from any debts that arose before the Confirmation Date and from any debt of the kind specified in Sections 502(g), (h) or (i) of the Bankruptcy Code, except as otherwise expressly provided in the Third Amended Plan. Upon the Effective Date, all Creditors whose debts are discharged by this order are permanently enjoined from instituting of continuing any action of employing any process to collect any such debt as a liability of the Debtors, the Reorganized Debtors, or against the Assets or properties, real or personal, of or transferred, conveyed or assigned to the Reorganized Debtors, except as expressly provided in the Third Amended Plan.

39. The provisions of the Third Amended Plan and this Confirmation Order bind the Debtors, the Reorganized Debtors and each Creditor and Equity securit5y holder, irrespective of whether the Claim or Equity Interest of such Creditor or Equity security holder is impaired under the Third Amended Plan or whether such creditory or Equity security holder has accepted the Third Amended Plan.

40. Pursuant to Section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019(a), the release, discharges, settlements, exculpations and compromises set forth in the Third Amended Plan, the HCFA Agreement or this Confirmation Order, including, without limitation, the settlements, compromises, releases, discharges and exculpations set forth in the Third Amended Plan and implemented by this Order, shall be and here are approved as in integral part of the Third Amended Plan and as fair, equitable, reasonable and in the best interests of the Debtors and their estates and creditors. The releases, settlements and compromises set forth in the Third Amended Plan and in this Confirmation Order shall be, and hereby are, deemed binding on all persons affected thereby.

41. Except as otherwise provided for in this Third Amended Plan, this Confirmation Order, or in any contract, instrument, release or other agreement entered into in connection with the Third Amended Plan, in accordance with Section 1123(b) of the Bankruptcy Code, the Debtors and their estates shall retain and have the right to challenge any claims and enforce any and all other rights, Claims, or causes of action, held by the Debtors or their estates that are not released pursuant to the Third Amended Plan.

42. The adoption of Amended Articles and Amended Bylaws or similar constituent documents for the Reorganized Debtors; the selection of directors and officers for the Reorganized Debtors; the distribution of cash and the issuance and distribution of the New Stock; the adoption, execution, delivery and implementation of all contracts, leases, instruments, documents releases and other agreements related to any of the foregoing, including, without limitation: (a) establishment of the Plan Accounts substantially as set forth in the Third Amended Plan, (b) the Stock and Loan transaction described in Article 9 of the Third Amended Plan, are authorized and approved in all respects without any requirement of further action by the stockholders or the directors of the Reorganized Debtors and with like effect as if such action had been taken by unanimous action of the stockholders and directors of the Reorganized Debtors.

43. Pursuant to the Third Amended Plan, the Plan Loan shall be secured by inter alia, a blanket first priority perfected lien on and security interest in all of the assets of the Reorganized Debtors (excluding only the Net Recoveries of Causes of Action). The granting of such lien and security interest by the Reorganized Debtors shall be, and hereby is, approved.

44. Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of the New Stock of the Reorganized Debtor; the creation, transfer, filing or recording of any mortgage, deed of trust or other security interest; the making, assignment, filing or recording of any lease or sublease; or the making, delivery, filing or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with the Third Amended Plan, including any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any transactions consummated pursuant to the Third Amended Plan or any other similar action to be taken pursuant to the Third Amended Plan by the Reorganized Debtors, shall not be subject to any document recording tax, stamp tax, conveyance, filing or transfer fee, intangibles or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall be, and hereby are, directed to forego the collection of any such fee, tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such fee, tax or governmental assessment.

45. To the extent6 the issuance of New Stock to the Class 8 and Class 11 creditors and Class 9 Equity security holders as provided under the Third Amended Plan results in an ownership change as defined in IRC Section 382, such creditors and equity security holders will be qualified creditors as defined in IRS Section 382(1)(5) and the regulations issued thereunder and will receive fifty percent (50%) or more of the New Stock of Reorganized NuMED as a result of being creditors or equity holders of the Debtors. IRS Section 382(1)(5) will thereafter apply to any ownership change of Reorganized NuMED and the limitations of IRS Section 382(a) will not apply to any pre-change losses or tax attributes of the Debtors. All of the stock issued to the Debtor-In-Possession is intended to be and shall be deemed to have been issued in a manner that satisfies the requirements of Section 382(1)(5) of the Code, provided, however, such characterization shall not be deterministic of the federal tax consequences of the liquidation and reorganization proposed herein.

46. Pursuant to Section 1145(a)(1) of the Bankruptcy Code, the offering, issuance, and distribution pursuant to the Third Amended Plan of the New Stock, any instruments executed in connection with the implementation of the Third Amended Plan, and nay other distributions that may be deemed to be security shall be exempt from Section 5 of the Securities Act of 1933, as amended, from any state or local law requiring registration, notification, qualification, or exemption prior to the offering, issuance, distribution, or sale of securities.

47. Pursuant to and to the fullest extent permitted under Section 105 and 1145 of the Bankruptcy Code, the resale of any New Stock of Reorganized NuMED, or any other instruments, distributions made under the Third Amended Plan that may be deemed to be securities shall be exempt from Section 5 of the Securities Act of 1933, as amended and any state or local law requiring registration prior to the offering, issuance, distribution, or sale of securities.

48. This Court, in addition to any general retention of jurisdiction, shall specifically retain jurisdiction over the Cases as set forth in the Third Amended Plan and over the Causes of Action.

49. The approvals and authorizations specifically set forth in this Confirmation Order are nonexclusive and are not intended to limit the authority of the Debtors to take any and all actions necessary or appropriate to implement, effectuate and consummate the Third Amended Plan, this Order and the respective transactions contemplated thereby. Without limiting the generality or effect of any other provision of this Order, as of the Effective Date, the Reorganized Debtors and the Liquidating Debtors shall be, and hereby are, specifically authorized and empowered to take any and all such actions as they or any of their respective officers, directors or other authorized representatives or agents may determine are necessary or appropriate to implement, effectuate and consummate the Third Amended Plan, this Confirmation Order and the transactions respectively contemplated thereby and hereby, all in accordance with the terms of the Third Amended Plan and this Order. The respective Chairman of the Board, President or any Vice President for the Reorganized Debtors and the Liquidating Debtors shall be, and hereby are, authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Third Amended Plan, this Confirmation Order and the respective transactions contemplated thereby and hereby, all without further application or order of this Court and whether or not such actions or documents are specifically referred to in the Third Amended Plan, the Disclosure Statement, this Confirmation order or the exhibits to any of the foregoing, and the Secretary or any Assistant Secretary of the Reorganized Debtors or the Liquidating Debtors shall be, and hereby are, authorized to certify or attest to any of the foregoing actions. To the extent that, under applicable non-bankruptcy law, any of the foregoing actions would otherwise require the consent or approval of the directors or stockholders of the Debtors, Reorganized Debtors or Liquidating Debtors, this Confirmation Order shall constitute such consent or approval, and such actions shall be, and hereby are, deemed to have been taken by unanimous action of the directors and stockholders of the Reorganized Debtors or Liquidating Debtors.

50. The Reorganized Debtors for themselves and on behalf of the Liquidating Debtors shall possess standing and are appointed as representatives of the Debtor's bankruptcy estates for purposes of commencing, prosecuting and receiving benefits of the Causes of Action pursuant to Section 1123(b)(3)(B) of the Bankruptcy Code. Neither the Reorganized Debtors nor the Liquidating Debtors shall have liability on account of or otherwise be subject to counterclaims in the pursuit of the Causes of Action.

51. Pursuant to Bankruptcy Rules 2002(f)(7) and 3020(c), the Debtors are authorized and directed to serve a notice of the entry of this Confirmation Order, substantially in the form attached hereto as Exhibit "A" and incorporated herein by reference (the "Confirmation Notice"), on all holders of Claims or Equity Interests and the United States Trustee no later than 14 days after the date of entry of this order; provided, however, that the Debtors shall be obligated to serve the Confirmation Notice only on the record holders of such claims or Equity Interests as of November 1, 2001.

52. Any and all applications for administrative claims arising after the administrative claims bar date but prior to the date of this Order shall be filed within 15 days of the service of the Confirmation Notice or be forever barred, except any federal tax liabilities arising after the Confirmation Date will be paid as due or, at the latest, upon the filing of necessary tax returns.

DONE and ORDERED in Tampa, Florida this 16th day of August, 2001

S/S PAUL M. GLENN
U.S. Bankruptcy Judge

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